================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Weyerhaeuser Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:  3/9/98

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Notes:

                                   Notice of
                              1998 Annual Meeting
                                of Shareholders
                              and Proxy Statement


                          [LOGO OF WEYERHAEUSER CO.]

     Dear Shareholder:

       You are cordially invited to attend your Company's annual meeting of shareholders at 9:00 a.m., Tuesday, April 21, 1998, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the Building from Interstate Highway No. 5 is on the back cover.

       The 1998 shareholders meeting marks the retirement of John W. Creighton, Jr. from the Board of Directors. I join all our employees in thanking Jack for his 28 years of dedicated service to this Company, particularly his leadership as President the past 9 years. Jack both challenged and inspired Weyerhaeuser Company to be the best, and under his leadership the Company made very significant progress toward that goal.

       A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders, Steven R. Rogel, President and Chief Executive Officer, William D. Ruckelshaus, Director, and George H. Weyerhaeuser, Chairman of the Board, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

     Sincerely,

     /s/ Steven R. Rogel

     Steven R. Rogel
     President

--------------------------------------------------------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

       The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 21, 1998, at 9:00 a.m. for the following purposes:


          1. To elect one director for a term expiring in 2000 and four directors for terms expiring in 2001, presented on page 1.

          2. To consider and act upon a proposal by the Board of Directors to approve the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan, presented on page 16.

          3. To transact such other business as may properly come before the meeting.

       All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on February 27, 1998, will be entitled to vote at the meeting. Those of you who are hearing impaired or require other assistance should write the Secretary of the Company regarding your requirements in order to participate in the meeting.

     SANDY D. McDADE
     Secretary

     Federal Way, Washington
     March 9, 1998

                                PROXY STATEMENT
                              WEYERHAEUSER COMPANY
                            Tacoma, Washington 98477
                                 (253) 924-5273
                          (First Mailed March 9, 1998)

       The enclosed proxy is solicited by the Board of Directors of Weyerhaeuser Company (the "Company") for use at the annual meeting of shareholders to be held on Tuesday, April 21, 1998. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted, and, if not revoked, will be voted as directed by the shareholder. As of February 27, 1998, the record date for the determination of shareholders entitled to vote at the annual meeting, there were outstanding 198,568,139 common shares, par value $1.25 per share ("common shares"), each of which entitles the holder to one vote.

       Each share outstanding on the record date is entitled to one vote per share at the 1998 annual meeting of shareholders. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares in person or represented by proxy and entitled to vote shall be elected directors and (ii) the proposal by the Board of Directors set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting or nonvoting by brokers will have no effect on the approval of the proposal by the Board of Directors because abstentions and "broker non-votes" do not represent votes cast by shareholders.

       The Company's annual report to shareholders for 1997 is being mailed with this proxy statement to shareholders entitled to vote at the 1998 annual meeting.

ELECTION OF DIRECTORS

       The Articles of Incorporation provide that the directors of the Company be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible; and that at each annual meeting of the shareholders of the Company the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the third annual meeting of shareholders after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 10. Four nominees identified below are the nominees comprising the class to be elected at the 1998 annual meeting for three-year terms expiring at the 2001 annual meeting and one nominee is for the term expiring at the 2000 annual meeting. All of the nominees are currently directors of the Company elected by the shareholders, except Messrs. Rogel and Sullivan.

       Unless otherwise instructed, it is intended that the shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee.

NOMINEES FOR ELECTION--TERM TO EXPIRE IN 2001

     Steven R. Rogel--Mr. Rogel, 55, a director of the Company since 1997, has been the Company's president and chief executive officer since December, 1997. Prior to that he served as the president and chief executive officer of Willamette Industries, Inc. from 1995-1997 and as president and chief operating officer from 1991-1995. He is also a director of Fred Meyer, Inc., the Cascade Pacific Council Boy Scouts of America and a trustee of Pacific University.

     William D. Ruckelshaus--Mr. Ruckelshaus, 65, a director of the Company since 1989, is chairman of Browning-Ferris Industries, Inc. (waste services) and from October, 1988 to October, 1995 was chairman and chief executive officer. He was Administrator, Environmental Protection Agency in the period 1983-1985 and a senior vice president of the Company in the period 1976-1983. He is a Principal in Madrona Investment Group, L.L.C. He is also a director of Cummins Engine Company, Inc., Coinstar, Inc., Monsanto Company, Nordstrom, Inc., Solutia, Inc. and Gargoyles, Inc.

     Richard H. Sinkfield--Mr. Sinkfield, 55, a director of the Company since 1993, is an executive vice president of United Auto Group, Inc. (automobile retailing), is a senior partner in the law firm of Rogers and Hardin in Atlanta and has been a partner in the firm since 1976. He is also a director of the United Auto Group, Inc., Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a member of the Board of Trust of Vanderbilt University and of the Board of Governors of the State Bar of Georgia. He is a former chairman of the board of Atlanta Urban League, Inc.

     James N. Sullivan--Mr. Sullivan, 60, a director of the Company since 1998, is vice-chairman of the board of Chevron Corporation (international oil company) where he has been a director since 1988. He joined Chevron in 1961 as a Process Engineer, was elected a vice-president in 1983 and assumed his present position in 1989. He is a member of the Board of Trustees of the University of San Francisco, the California Academy of Sciences, and the Committee for Economic Development. He is a director of the American Petroleum Institute and the United Way of the Bay Area.

NOMINEE FOR ELECTION--TERM TO EXPIRE IN 2000

     Philip M. Hawley--Mr. Hawley, 72, a director of the Company since 1989, is chairman and chief executive officer of Krause Furniture, Inc. (retailing). He was chairman and chief executive officer of Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) until his retirement in 1993. He was chairman of the California Retailers Association from 1993-1995. He is a director of Aeromovel USA, Inc., Johnson & Johnson and a trustee of the Haynes Foundation.

CONTINUING DIRECTORS--TERM EXPIRES IN 2000

     W. John Driscoll--Mr. Driscoll, 68, a director of the Company since 1979, was chairman of Rock Island Company (private investment company) until his retirement in 1994. Prior to his becoming chairman, he was president. He is also a director of Comshare Incorporated, Northern States Power Company, John Nuveen & Company and The St. Paul Companies, Inc.

     Rt. Hon. Donald F. Mazankowski--Mr. Mazankowski, 62, was a Member of Parliament, Government of Canada, from 1968-1993, served as Deputy Prime Minister from 1986-1993 and Minister of Finance from 1991-1993. He is also a director of the Power Group of Companies, Canadian Utilities Ltd., Shaw Communications Inc., IMC Global Inc., Gulf

     Canada Resources Ltd., Gulf Indonesia Resources Ltd., Golden Star Resources Ltd. and Weyerhaeuser Canada Ltd., a wholly owned subsidiary of the Company. He is also a member of the Board of Governors of the University of Alberta.

CONTINUING DIRECTORS--TERM EXPIRES IN 1999

     Martha R. Ingram--Mrs. Ingram, 62, a director of the Company since 1995, has been chairman of Ingram Industries Inc. (book and video distribution, and inland barging and insurance) since 1995 and a member of the board since 1981. She was Director of Public Affairs in the period 1979-95. She is also a director of Ingram Micro, Inc., Baxter International Inc. and First American Corporation. Mrs. Ingram serves on the Boards of Vassar College, Ashley Hall and Vanderbilt University. She was chairman of the 1997 Tennessee Bicentennial Commission.

     John I. Kieckhefer--Mr. Kieckhefer, 53, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989 and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J. W. Kieckhefer Foundation, an Arizona charitable trust.

     George H. Weyerhaeuser--Mr. Weyerhaeuser, 71, has been the Company's chairman since 1988. He joined the Company in 1949, became its president in 1966 and was chief executive officer from 1966 to 1991. He has been a director since 1960. He is also a director of The Boeing Company, Chevron Corporation and SAFECO Corporation and a member of The Business Council.

       Messrs. Rogel, Ruckelshaus and Weyerhaeuser are members of the Executive Committee of which Mr. Weyerhaeuser is chairman. The Executive Committee, which met on two occasions and acted by consent in lieu of meeting on two occasions in 1997, has the powers and authority of the Board of Directors in the interval between Board of Directors meetings except to the extent limited by law.

       Mrs. Ingram and Messrs. Mazankowski, Ruckelshaus and Sinkfield are members of the Accounting and Reporting Standards Committee of which Mr. Ruckelshaus is chairman. The Accounting and Reporting Standards Committee, which met on three occasions in 1997, has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Company; discussing with the independent and internal auditors the scope and results of their respective audits and management's efforts concerning the Company's accounting, financial and operating controls; with the independent auditors and management the Company's accounting and reporting policies and practices, and business risks that may affect the financial reporting process; with management and the independent and internal auditors the risk of fraudulent financial reporting and management's efforts to minimize losses due to fraud or theft; and with the Company's chief legal officer compliance with the Company's business conduct policies and procedures.

       Messrs. Driscoll, Hawley and Kieckhefer are members of the Compensation Committee of which Mr. Hawley is chairman. The
     Compensation Committee, which met on four occasions in 1997, has responsibility for reviewing the compensation of the Company's directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other position levels; and administering the Company's stock option and incentive compensation plans.

       Messrs. Driscoll, Hawley, Ruckelshaus and Weyerhaeuser are members of the Nominating and Management Organization Committee of which Mr. Driscoll is chairman. The Nominating and Management Organization Committee, which met on six occasions in 1997, has responsibility for reviewing, advising and recommending candidates for election to the Board of Directors and for senior management succession planning. The Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Secretary of the Company specifying the name of the nominee and the nominee's qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Management Organization Committee.

       The Board of Directors of the Company met on seven occasions in 1997. All of the directors attended at least 75% of the total meetings of the Board and the committees on which they served in 1997.

DIRECTORS' COMPENSATION

       Each non-employee director receives for service as a director an annual fee of $35,000, fees of $1,500 for attending Board of Directors meetings and $1,000 for attending board committee meetings. Committee chairmen receive an additional annual fee of $5,000. Mr. Weyerhaeuser receives as Chairman of the Board of Directors an additional annual fee of $100,000. In 1997 Mr. Mazankowski received fees of Cdn. $16,750 as a non-employee director of Weyerhaeuser Canada, a wholly owned subsidiary of the Company. Directors are also reimbursed for travel expenses in connection with meetings.

       The Board of Directors has designated that $10,000 of the $35,000 annual fee paid to non-employee directors is automatically placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company's common shares and is payable to the director in cash at a time selected in advance by the director which must be on or after the director's termination of board service. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents which are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that the nonemployee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

BENEFICIAL OWNERSHIP OF COMMON SHARES

  Directors and Executive Officers

                                       Voting and/or                           Common
         Name of Individual or       Dispositive Powers     Percent of Class    Share
         Identity of Group        (number of common shares) (common shares)  Equivalents
             ---------------------------------------------------------------------------
         William R. Corbin.......            94,091                 *          10,033
         John W. Creighton, Jr...           454,043                 *          25,813
         W. John Driscoll........         4,303,632               2.2           1,030
         Richard C. Gozon........           102,473                 *          13,461
         Philip M. Hawley........             2,000                 *           2,747
         Martha R. Ingram........           263,888                 *             445
         Norman E. Johnson.......            34,920                 *              --
         John I. Kieckhefer......         3,313,809               2.3           6,360
         Donald F. Mazankowski...               400                 *             211
         Steven R. Rogel.........                --                 *          10,896
         William D. Ruckelshaus..             1,600                 *           1,030
         Richard H. Sinkfield....               500                 *           1,030
         William C. Stivers......           113,419                 *          10,825
         James N. Sullivan.......             1,000                 *              --
         George H. Weyerhaeuser..         2,483,951               1.3           4,385
         Directors and executive
          officers as a group
          (19 individuals).......        11,362,916               5.7          90,843
             ---------------------------------------------------------------------------

             *Denotes amount is less than 1%

           The foregoing table shows as of January 21, 1998 for each of the directors, nominees and executive officers and, as a group, for the directors, nominees and incumbent executive officers of the Company, the amounts of common shares of the Company with respect to which the respective directors, executive officers and the members of the group in the aggregate, have, within the meaning of Rule 13d-3 adopted by the Securities and Exchange Commission, the power to vote or cause disposition of the shares and, in the case of Mr. Corbin with respect to 92,500 common shares, in the case of Mr. Creighton with respect to 397,250 common shares, in the case of Mr. Gozon with respect to 75,000 common shares, in the case of Mr. Johnson with respect to 32,750 common shares, in the case of Mr. Stivers with respect to 105,000 common shares, and of the group with respect to 878,800 common shares, the number of shares that could be acquired within 60 days after January 21, 1998, pursuant to outstanding stock options. With respect to the following numbers of common shares, which are reflected in the table above, the indicated directors and nominees share voting and dispositive powers with one or more other persons: Mr. Driscoll, 3,382,584 shares (including 182,595 shares as to which he shares fiduciary powers with Mr. Weyerhaeuser); Mrs. Ingram, 3,007 shares; Mr. Kieckhefer, 3,312,551 shares; and Mr. Weyerhaeuser, 2,360,828 shares (including 182,595 shares as to which he shares fiduciary powers with Mr. Driscoll). Beneficial ownership of shares included in the foregoing table is disclaimed by certain of the individuals listed as follows: Mr. Driscoll, 4,208,745 shares; Mrs. Ingram, 3,007 shares; Mr. Kieckhefer, 2,983,394 shares.

  Owners Of More Than 5%

       The following table sets forth holdings of the only persons known to the Company to beneficially own more than five percent of common shares.

         Name and Address of            Amount and Nature    Percent of Class
         Beneficial Owner            of Beneficial Ownership (common shares)
             ----------------------------------------------------------------
         Putnam Investments, Inc....       13,945,255(1)           7
         One Post Office Square
         Boston, MA 02109
         The Capital Group Compa-
          nies, Inc.................       13,440,100(2)           6.7
         333 South Hope Street
         Los Angeles, CA 90071
             ----------------------------------------------------------------

             (1) Based on a Schedule 13G dated January 27, 1998 in which
                 Putnam Investments, Inc. reported that, as of December 31, 1997, it or its subsidiaries had shared voting power over 52,200 of such shares and shared dispositive power over all 13,945,255 of such shares. Putnam Investments, Inc. disclaims beneficial ownership of all such shares.
             (2) Based on a Schedule 13G dated February 11, 1998 in which The
                 Capital Group Companies, Inc. reported that, as of December 31, 1997, it or its subsidiaries had voting power over none of such shares and sole dispositive power over all 13,440,100 of such shares. The Capital Group Companies, Inc. disclaims beneficial ownership of all such shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE MANAGEMENT COMPENSATION

       The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee is responsible for establishing and overseeing the Company's executive compensation programs.

  Compensation Philosophy

       The Committee bases compensation for executive officers on the same guiding principles used for all Weyerhaeuser employees:

          . Pay that allows the Company to (1) attract and retain people with the skills critical to long-term success of the Company, and (2) maintain compensation costs that are competitive.

          . Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

  Executive Officer Compensation Practices

       Compensation for executive officers includes three components: Base salary, annual incentive and long-term incentive. Base salaries, for the executives as a group, are set at competitive levels. The cash-based annual incentive and the long-term incentive (stock options) are based on Company performance.

       The Committee primarily uses an industry group for compensation comparison purposes. The comparison group consists of companies with similar characteristics that compete with Weyerhaeuser for executive talent. All companies in the S&P Paper and Forest Products Group used for the performance graph on page 11 are in this comparison group along with other forest product companies. In addition, the Committee reviews general industry compensation data from other surveys to ensure that the Company's compensation levels are sufficient to attract and retain executives.

  Annual Cash Compensation

         Base Salary. The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using all the competitive data discussed above.

         The Committee reviews and approves all salary ranges and salary changes for executive officers. In determining individual salary changes, the Committee uses its discretion after considering these factors: (1) individual performance of the executive (using a variety of measures), (2) position of the executive in the assigned pay range,
     (3) experience, and (4) the salary budget for the Company. Salaries of the executive officers on average are currently at the median of the competitive data.

         Annual Incentive. The Company uses an annual incentive plan to focus management on leading the industry in financial performance and returns to shareholders. Each executive position is assigned a target bonus amount based on the competitive data. The targets vary by position, and range from 40 to 60 percent of base pay.

         The measures of performance used for annual incentives are total return to shareholders (compared to selected industry competitors and the Standard & Poor's 500) and return on net assets compared to selected competitors.

         At the end of each year, the Committee determines a preliminary bonus pool for the executive group based on Company results against the performance measures. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer's bonus. For 1997, the Committee established a funding pool of 17.5 % of target based on results compared to the performance measures.

         Executives may defer all or a portion of their 1997 bonus into Weyerhaeuser share equivalents, with a 15 percent premium applied if they delay payment for at least 5 years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

  Long-Term Incentive

         Stock Options. The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases.

         The Committee establishes a target level of stock options for each executive position. The target level is based on competitive data indicating the estimated median value of long-term compensation. In determining annual stock option grants, the Committee makes an award above or below target based on subjective evaluation of the individual's performance, the individual's potential to improve shareholder value and the number of shares granted to the individual in the previous three years. Due to technical requirements of the rules under Section 16 of the Securities Exchange Act, Mr. Kieckhefer has not participated in any Committee action relating to stock options since the new rules were finalized in 1996.

  Stock Ownership Requirements

         During 1996, the Company and the Committee established guidelines for executive stock ownership. The guidelines require executive officers to acquire, over a five-year period, a multiple of their base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive's salary level, and range from one to three times base salary. Ownership is based on common shares held, stock equivalents (through the bonus deferral program described under "Annual Incentive" above) and shares held via the company's qualified benefit plans.

  Deductibility of Compensation

         The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility but may choose to provide compensation that is not deductible in order to maximize shareholder return and to attract, retain and reward high-performing executives.

  CEO Compensation

         The chief executive officer's compensation is determined based on the principles described above. Mr. Creighton's base salary was increased to $900,000 in 1997. This level is 97 percent of the median salary for CEOs of companies in the industry comparison group.

         The target annual bonus award for the chief executive officer position is 60% of base salary. Mr. Creighton received an annual cash incentive award for 1997 of $94,500, which represents 17.5% of his target award under the annual incentive plan. This award was based on the same factors used to determine the annual incentive compensation of other executives. Due to Mr. Creighton's pending retirement, a stock option award was not made.

         Effective December 1, 1997, Steven R. Rogel became president and chief executive officer of Weyerhaeuser Company. His compensation and benefits were negotiated prior to his joining the Company and reflect his 32 years of experience in the forest products industry, including his service as chief executive officer of a large diversified forest products concern. His annual base salary is $925,000 and he received an initial stock option grant of 150,000 shares. The terms of the agreement with Mr. Rogel concerning his employment are described on pages 15-16.

     Philip M. Hawley        W. John Driscoll        John I. Kieckhefer
     Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       In 1995 two partnerships in which trusts for the benefit of John I. Kieckhefer, a director, and members of his family have ownership interests (the "Family Partnerships") purchased limited partnership interests in WRI Galena Wineville Business Park Investors, L.P. (the "Galena Partnership"), for a total of $875,000. The Galena Partnership is a real estate investment partnership in which Weyerhaeuser Realty Investors, a wholly owned subsidiary of the Company, is the general partner. Those purchases were on terms comparable to the terms concurrently offered to other purchasers of limited partnership interests.

       In 1997, in connection with a change in investment objectives for the Galena Partnership, Weyerhaeuser Venture Company ("WVC"), a wholly owned subsidiary of the Company, purchased the Galena Partnership units held by the Family Partnerships for a total of $1,175,000. WVC's investment committee, composed of Philip E. Ferrari, Daniel S. Fulton, Donald E. Lange, Stephen M. Margolin and Robert J. Plavchak, determined the purchase price. The price was based on the appraised value of the Galena Partnership's real property and a discount negotiated based on the anticipated date the property could be sold and the appropriate discount rate. The Galena Partnership's real property was subsequently sold in its entirety and WVC received distributions in excess of the $1,175,000 purchase price and a return on investment greater than that anticipated when it purchased the Family Partnership interests.

SUMMARY COMPENSATION TABLE

                                            Annual Compensation        Long-Term Compensation
                                        ---------------------------- ---------------------------
                                                                           Awards        Payouts
                                                                     ------------------- -------
                                                           Other     Restricted                  All Other
                                                           Annual      Stock    Options/  LTIP    Compen-
         Name and                       Salary   Bonus  Compensation  Award(s)    SARs   Payouts  sation
         Principal Position   Year        ($)     ($)      ($)(1)       ($)       (#)      ($)    ($)(2)
             ---------------------------------------------------------------------------------------------
         S.R. Rogel           1997(/3/)  35,577      --       --          --    150,000   None    579,536
          President/CEO
         J.W. Creighton, Jr.  1997      894,232  94,500       --        None         --   None     54,770
          President/CEO       1996      862,055 388,500       --        None     97,824   None     57,770
                              1995      806,480 750,000       --        None     80,000   None    111,093
         R.C. Gozon           1997      412,615  36,400       --        None     30,000   None     30,350
          Executive VP        1996      390,849 148,000    1,028        None     30,000   None     33,350
                              1995      358,580 365,000       --        None     30,000   None     61,218
         W.R. Corbin          1997      412,615  36,400       92        None     30,000   None     30,350
          Executive VP        1996      390,849 148,000       --        None     30,000   None     33,350
                              1995      356,845 365,000       --        None     30,000   None     45,431
         W.C. Stivers         1997      371,732  29,610       --        None     25,000   None     26,150
          Sr. VP/CFO          1996      349,041 120,000       --        None     25,000   None     29,150
                              1995      317,606 292,600       --        None     25,000   None     53,733
         N.E. Johnson         1997      310,096  24,570       --        None      8,000   None      8,150
          Sr. VP              1996      299,178 100,000       --        None     13,000   None     11,150
                              1995      285,303 232,000       --        None     15,000   None      9,843
             ---------------------------------------------------------------------------------------------

             (1) Amounts in this column reflect reimbursements for the
                 payment of taxes.
             (2) Amounts in this column are: (a) the Company contribution to qualified 401(k) and profit sharing plan accounts;
                 (b) the premium amount credited to the executive's deferred compensation account based on the bonus amount deferred as common share equivalents for at least five years; and (c) the one-time amount provided to Mr. Rogel upon hire, plus a premium related to the deferral of that payment into common share equivalents for at least five years. The amount is linked to losses Mr. Rogel incurred upon leaving his former employer.
             (3) Mr. Rogel became President and Chief Executive Officer on December 1, 1997.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
  AMONG WEYERHAEUSER COMPANY, S&P 500, AND S&P PAPER & FOREST PRODUCTS GROUP

                             [GRAPH APPEARS HERE]

                                                            S&P
Measurement Period                             S&P          PAPER AND FOREST
(Fiscal Year Covered)        WEYERHAEUSER      500 INDEX    PRODUCTS GROUP
---------------------        ---------------   ---------    ----------------
Measurement Pt-12/1992       $100.00           $100.00      $100.00
FYE 12/1993                  $124.49           $110.23      $110.03
FYE 12/1994                  $107.70           $111.53      $114.82
FYE 12/1995                  $128.52           $153.30      $126.42
FYE 12/1996                  $145.79           $188.40      $139.80
FYE 12/1997                  $155.80           $251.17      $143.93

Assumes $100 invested on December 31, 1992 in Weyerhaeuser common stock, S&P 500, and S&P's Paper and Forms; Products Group
-Total return assumes reinvestment of dividends
-Measurement dates are the last trading day of the calendar year shown
-S&P's Paper and Forest Products Group: Boise Cascade, Champion International,
 Georgia-Pacific, International Paper, Louisiana-Pacific, Mead, Potlatch, Westvaco, Weyerhaeuser and Willamette

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                            Individual Grants
                                  ---------------------------------------------------------------------
                                                    % OF TOTAL
                                       NO. OF      OPTIONS/SARS
                                     SECURITIES     GRANTED TO
                                     UNDERLYING    EMPLOYEES IN EXERCISE OR               GRANT DATE
                   NAME             OPTIONS/SARS   FISCAL YEAR  BASE PRICE  EXPIRATION PRESENT VALUE(2)
                   (A)            GRANTED(1)(#)(B)    (%)(C)      ($)(D)     DATE (E)       ($)(F)
             ------------------------------------------------------------------------------------------
         S. R. Rogel.............     150,000          9.6        53.0625    12/01/07     2,604,000
         J.W. Creighton, Jr......           0            0             NA          NA             0
         R.C. Gozon..............      30,000          1.9        45.7500    02/06/07       391,800
         W.R. Corbin.............      30,000          1.9        45.7500    02/06/07       391,800
         W.C. Stivers............      25,000          1.6        45.7500    02/06/07       326,500
         N.E. Johnson............       8,000           .5        45.7500    02/06/07       104,480
             ------------------------------------------------------------------------------------------

             (1) Options granted in 1997 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.
             (2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

             . An exercise price on the option of $45.7500 for grants with a February 6, 2007 expiration date, and $53.0625 for the grant with a December 1, 2007 expiration date, equal to the fair market value of the underlying stock on the grant date.

             .  An option term of ten years.

             . An interest rate of 6.42 percent for grants with a February 6, 2007 expiration date, and 5.88 percent for the grant with a December 1, 2007 expiration date, that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

             . Volatility of 24.11 percent for grants with a February 6, 2007 expiration date, and 28.31 percent for the grant with a December 1, 2007 expiration date, calculated using daily stock prices for the one-year period prior to the grant date.

             . Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

         The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              Number of Securities      Value of Unexercised
                                                             Underlying Unexercised   in-the-Money Options/SARs
                                                             Options/SARs at FY-End          at FY-End(2)
                                                            ------------------------- -------------------------
                                  Shares Acquired   Value
                                  on Exercise(1)  Realized  Exercisable Unexercisable Exercisable Unexercisable
         Name                           (#)          ($)        (#)          (#)          ($)          ($)
             --------------------------------------------------------------------------------------------------
         S. R. Rogel.............         --             --        --      150,000            --          --
         J. W. Creighton, Jr.....     74,909      2,376,844   332,251      134,998     3,344,792     547,022
         R. C. Gozon.............         --             --    45,000       75,000       297,657     317,345
         W. R. Corbin............     28,850        597,589    60,000       77,500       207,657     291,641
         W. C. Stivers...........     47,500      1,262,387    77,500       65,000       434,843     246,484
         N. E. Johnson...........     45,500        930,885    18,250       30,750        99,429     133,664
             --------------------------------------------------------------------------------------------------

             (1) Number of securities underlying options/SARs exercised.
             (2) Based on a fair market value at fiscal year end of
                 $48.40625.

PENSION PLAN TABLE

                       Estimated Annual Retirement Benefit(1)
         ---------------------------------------------------------------------
           Average Annual                     Years of Service
         Compensation during   -----------------------------------------------
           Highest 5 Years       15      20      25      30      35      40
             -----------------------------------------------------------------
          $  350,000            76,415 101,887 127,359 152,831 178,303 195,803
             400,000            87,665 116,887 146,109 175,331 204,553 224,553
             450,000            98,915 131,887 164,859 197,831 230,803 253,303
             500,000           110,165 146,887 183,609 220,331 257,053 282,053
             550,000           121,415 161,887 202,359 242,831 283,303 310,803
             600,000           132,665 176,887 221,109 265,331 309,553 339,553
             650,000           143,915 191,887 239,859 287,831 335,803 368,303
             700,000           155,165 206,887 258,609 310,331 362,053 397,053
             750,000           166,415 221,887 277,359 332,831 388,303 425,803
             800,000           177,665 236,887 296,109 355,331 414,553 454,553
             850,000           188,915 251,887 314,859 377,831 440,803 483,303
             900,000           200,165 266,887 333,609 400,331 467,053 512,053
             950,000           211,415 281,887 352,359 422,831 493,303 540,803
           1,000,000           222,665 296,887 371,109 445,331 519,553 569,553
           1,050,000           233,915 311,887 389,859 467,831 545,803 598,303
           1,100,000           245,165 326,887 408,609 490,331 572,053 627,053
           1,150,000           256,415 341,887 427,359 512,831 598,303 655,803
           1,200,000           267,665 356,887 446,109 535,331 624,553 684,553
           1,250,000           278,915 371,887 464,859 557,831 650,803 713,303
           1,300,000           290,165 386,887 483,609 580,331 677,053 742,053
           1,350,000           301,415 401,887 502,359 602,831 703,303 770,803
             -----------------------------------------------------------------

             (1) Estimated annual benefits payable upon retirement at age
                 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

       The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1% of the participant's average annual salary for the highest five consecutive years during the ten calendar years before retirement, plus (ii) .5% of such highest average annual salary in excess of the participant's Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 with less than 30 years of vesting service, to 100% at age 62. The benefit in part (ii) of the formula described above, for benefit accruals after 1988, is subject to greater reduction for early retirement and the number of years of credited service is limited to 35. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $130,000 (subject to adjustment) or (ii) 100% of the participant's average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

       Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the "Supplemental Plan"). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company's incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits which exceed the Internal Revenue Code limitations described above.

       If each of the executive officers named in the Summary Compensation table had retired in 1997, the five-year average compensation used to calculate retirement benefits would average 160% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $ 925,000, J.W. Creighton, Jr., $1,292,910, W.R. Corbin, $564,089, R.C. Gozon, $555,352, W.C.
     Stivers, $492,137, and N.E. Johnson, $426,978. The credited years of service for those individuals in the table are, respectively, 25.6, 27.3, 10.5, 3.6, 27.2 and 38.8 years.

       Pursuant to an agreement with Mr. Johnson, the Company's Senior Vice President, Technology, the years of credited service include service he is entitled to under a non-qualified supplemental retirement benefit calculated based on the terms of the retirement plan with respect to his service with the Company prior to 1967.

       Pursuant to an agreement with Mr. Corbin, the Company's Executive Vice President, Timberlands & Distribution, who joined the Company in 1992, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan but providing that during the first five (5) years of service with the Company, he will receive two (2) years of service credit for vesting and benefit calculation for each year of service with the Company. In the event Mr. Corbin is terminated by the Company he will be entitled to a severance payment equal to 12 months of base pay. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

       Pursuant to an agreement with Mr. Gozon, who became the Company's Executive Vice President, Pulp, Paper & Packaging in 1994, his pension and post-retirement health benefits will be calculated based on at least ten years of service if he leaves the Company after age 65. In the event Mr. Gozon is terminated by the Company, he will be entitled to a severance payment the value of which initially equaled 36 months of base pay and decreases with each month of his employment to 12 months of his base salary when he has 36 months or more of service. Prior to joining the Company, Mr. Gozon had been employed by Alco Standard Corporation, most recently in the position of president and chief operating officer.

       Pursuant to an agreement with Mr. Rogel, who became the Company's President and Chief Executive Officer on December 1, 1997, his initial annual salary will be $925,000 and he will be a participant in the incentive compensation plan for the Company's senior executives. His bonus will be determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company's annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board's evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. His bonus for 1998 will be calculated as described above, but will not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company's deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and will be a participant in the Company's Long-Term Incentive Compensation Plan. He will be entitled to other benefits generally available to the Company's top management team and be subject to the share ownership guidelines for those employees. In the event his employment is terminated, he is entitled to a severance benefit of 36 months of base pay during his first 24 months of employment. After 24 months of employment, the severance benefit decreases by one month for each additional month he is employed until it reaches 24 months of severance after 36 months of employment. Thereafter, the severance benefit is 24 months of base pay. The severance benefit will not be paid if he resigns, retires, dies or is terminated for gross or willful misconduct, deliberate refusal or failure to perform his duties, conviction of a felony or gross negligence in job performance.

       Pursuant to the agreement with Mr. Rogel, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Company's Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company's Retirement Plans and his prior employer's retirement plan. He will receive relocation benefits under the company's employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

ITEM 2. PROPOSAL TO APPROVE THE WEYERHAEUSER COMPANY 1998 LONG-TERM INCENTIVE COMPENSATION PLAN

Introduction

       The Board of Directors has approved and recommends to the shareholders the adoption of the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan provides for the award of stock options, stock appreciation rights, restricted stock and performance shares. The purposes of the 1998 Plan are to enhance the long-term profitability and shareholder value of the Company by offering stock-based incentives to attract and retain executives with experience and ability on a basis competitive with industry practices and to motivate them to focus on strategies that will increase the stock price over time. The 1998 Plan will replace and supersede the Company's current Long-Term Incentive Compensation Plan (the "1992 Plan"). No further grants will be made under the 1992 Plan after the effective date of the 1998 Plan.

       The full text of the 1998 Plan appears as Exhibit A to this Proxy Statement, to which reference is made for a full statement of its terms and provisions. The following is a summary of the principal features of the 1998 Plan and should be read together with the full 1998 Plan text.

Description of the Plan

       Administration. The 1998 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which has the exclusive authority to make awards under the 1998 Plan and all interpretations and determinations affecting the 1998 Plan. Committee members are independent, non-employee directors of the Company. The Committee may delegate its authority with respect to designated classes of employees to a committee of two or more members of the Board.

       Participation. Participation in the 1998 Plan is limited to key officers and other employees of the Company and its subsidiaries who are selected from time to time by the Committee. Participants in the 1998 Plan are also eligible to participate in other incentive plans of the Company. Approximately 800 employees are eligible to participate in the 1998 Plan, including the executive officers shown on the Summary Compensation Table on page 9.

       Types of Awards. Awards under the 1998 Plan may be in the form of stock options (including incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code ("ISOs")), stock appreciation rights ("SARs"), restricted stock and performance shares. Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

       Shares Available for Awards. No more than 9,800,000 shares may be issued under the 1998 Plan (subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like). As of February 23, 1998, options with respect to 5,839,649 shares were outstanding under the 1992 Plan and prior plans, and 1,367,830 shares remained available for awards under the 1992 Plan.

       Stock Options. The term of options granted under the 1998 Plan will be fixed by the Committee; however, such term may not exceed ten years from the grant date. The per share purchase price for any shares purchasable under any option will be determined by the Committee but will not be less than 100% of the fair market value of the shares on the date the option is granted. Each option will become exercisable only after one year of continuous employment from the date the option is granted by the Company or subsidiary or the death of the option holder prior to one year of continuous employment after the option is granted. Each option shall be exercisable in full or in part by payment of the option price in cash or shares for the number of shares to be purchased.

       Exercise-Sell Election. Holders of stock options who do not have the appreciation rights election shall have the right to exercise each option by causing a cash payment to be made for the shares as to which the option is exercised and simultaneously having such number of shares sold through a broker in an open-market transaction without cost of sale to the option holder. At the election of the holder, the number of shares sold shall be all of the shares as to which the option is exercised or the number of shares which approximate 50% of the value of the option exercised. Following exercise the option holder shall receive the proceeds of the sale of shares and, if the option holder elected to have shares representing 50% of the value sold, the number of shares remaining after such sale.

       Stock Appreciation Rights. SARs may be granted in tandem with options or on a standalone basis. Upon exercise of a Stock Appreciation Right, the holder will be entitled to receive the excess of the fair market value of the shares over the total option price for the shares, payable 50% in cash and 50% in shares (unless otherwise determined by the Committee). The option price per share of any SAR will not be less than the fair market value of the common shares on the date of grant.

       Maximum Number of Stock Options and Stock Appreciation Rights. The maximum number of shares that may be awarded to any participant in any year as stock options or stock appreciation rights is 200,000, except that in one year up to 400,000 shares may be awarded to a participant after such participant becomes the Company's chief executive officer.

       Restricted Shares. The Committee is authorized to make awards of common shares subject to Performance Measures (as defined below) established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. Performance Measures shall not be for periods shorter than one year. Other terms and conditions the Committee may approve include the manner in which such shares are held, the extent to which the holder of such shares has the rights of a shareholder and the circumstances under which such shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be assigned, transferred, pledged or sold until they are delivered to the holder of the share award. The maximum number of common shares that may be awarded to any participant each year as a restricted share award is 50,000, except that in one year up to 100,000 shares may be awarded to a participant after such participant becomes the Company's chief executive officer.

       Performance Measures. A "Performance Measure" means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

       Performance Share Awards. The Committee is authorized to grant performance shares to participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. The Committee is authorized to determine the length of performance periods, except that no performance period may be shorter than one year. The Committee may not adjust performance goals and performance periods established for any award if such adjustment would increase the amount of the award. If the holder of a performance share award resigns, elects early retirement before age 62 or is terminated for cause during a performance period, the award is forfeited. Performance awards may be paid in cash or shares or any combination thereof. The maximum amount that may be paid to any participant in any year with respect to performance share awards is $2,000,000.

       Adjustments. If any stock dividend, stock split, recapitalization, merger, consolidation, or other change in the capitalization of the Company or similar corporate transaction or event affecting the Company's common shares results in (a) the outstanding shares being exchanged for a different number of class of securities of the Company or any other corporation; or new, different or additional securities of the Company or any other corporation being received by the holders of shares of the Company, then the Committee shall, in such manner as it deems equitable, adjust (i) the limitation of 9,800,000 shares that may be issued under the Plan.

       Term. The 1998 Plan will become effective on the date it is approved by the shareholders of the Company. The 1998 Plan has no fixed expiration date.

Federal Income Tax Consequences

       Non-Qualified Options. Under the applicable provisions of the Internal Revenue Code, no tax will be payable by the recipient of an option at the time of grant. Upon exercise of a non-qualified option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for Federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

       Incentive Stock Options. With respect to an Incentive Stock Option
     (ISO), generally, no taxable gain or loss will be recognized when the option is exercised (if the appreciation rights or exercise-sell election is not made). ISOs exercised more than three months after termination of employment will be taxed in the same manner as non-qualified options described above. Generally, upon exercise of an ISO, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

       If the shares acquired upon the exercise of an ISO are held for at least one year, any gain or loss realized upon their sale will be treated as capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the one-year period, ordinary income will be recognized in an amount equal to the difference between the amount realized on the sale and the price paid for the shares to the extent the exercise price exceeded the grant price. Remaining gain, if any, would be capital gain. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the one-year period and the amount realized upon sale is less than the grant price, such difference will be a capital loss.

       Stock Appreciation Rights. Upon the grant of an option which has a SAR election, no taxable income is realized by the holder and no deduction is available to the Company. Upon exercise of an option through a stock appreciation rights election, the tax consequences to the holder and the company are the same as for exercise of a non-qualified stock option.

       Exercise-Sell Election. The Federal income tax consequences resulting from an exercise-sell election are the same as those resulting from making a stock appreciation rights election.

New Plan Benefits

         Since awards under the 1998 Plan are discretionary, total awards that may be granted for the current fiscal year are not determinable until completion of the year. During 1997, options to purchase an aggregate of 300,000 common shares were granted under the 1992 Plan to all executive officers of the Company as a group at an average exercise price of $49.41, and options to purchase an aggregate of 1,262,725 common shares were granted under the 1992 Plan to all other employees of the Company as a group (including officers who are not executive officers) at an average exercise price of $45.85. Options granted under the 1992 Plan during 1997 to the named executive officers are set forth under "Options/SAR Grants in Last Fiscal Year." No options were granted under the 1992 Plan during 1997 to directors or nominees who are not also executive officers of the Company. On February 12, 1998, the closing price for common shares in consolidated trading on the New York Stock Exchange was $51.4375.


       The Board recommends a vote FOR this proposal.

POLICY ON CONFIDENTIAL PROXY VOTING AND INDEPENDENT TABULATION AND INSPECTION OF ELECTIONS

       The Board of Directors, on February 12, 1991, adopted a Confidential Voting Policy the text of which is as follows:

            It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

            Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

            The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation's Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors' knowledge after diligent inquiry, carried out in compliance with this policy.

            The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

            In the event of any solicitation of a proxy (a "proxy contest") with respect to any of the securities of this corporation by a person (the "proponent") other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

            This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

TRANSACTIONS AND RELATIONSHIPS

       In 1997 William C. Stivers, an executive officer of the Company, purchased two residential lots from a general partnership owned and managed by Weyerhaeuser Venture Company

     (WVC), a wholly owned subsidiary of the Company. The lots are in a residential development project currently being advertised and sold. The sale was in the ordinary course of WVC's and the partnership's business and was on terms comparable to those offered to other purchasers of two lots in the residential development.

       In 1995 two partnerships in which trusts for the benefit of John I. Kieckhefer, a director, and members of his family have ownership interests (the "Family Partnerships") purchased limited partnership interests in WRI Galena Wineville Business Park Investors, L.P. (the "Galena Partnership"), for a total of $875,000. The Galena Partnership is a real estate investment partnership in which Weyerhaeuser Realty Investors, a wholly owned subsidiary of the Company, is the general partner. Those purchases were on terms comparable to the terms concurrently offered to other purchasers of limited partnership interests.

       In 1997, in connection with a change in investment objectives for the Galena Partnership, Weyerhaeuser Venture Company ("WVC") purchased the Galena Partnership units held by the Family Partnerships for a total of $1,175,000. WVC's investment committee, composed of Philip E. Ferrari, Daniel S. Fulton, Donald E. Lange, Stephen M. Margolin and Robert J. Plavchak, determined the purchase price. The price was based on the appraised value of the Galena Partnership's real property and a discount negotiated based on the anticipated date the property could be sold and the appropriate discount rate. The Galena Partnership's real property was subsequently sold in its entirety and WVC received distributions in excess of the $1,175,000 purchase price and a return on investment greater than that anticipated when it purchased the Family Partnership interests.

RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

       The firm of Arthur Andersen LLP, independent public accountants, has audited the accounts of the Company and subsidiaries for a number of years and has been selected to do so for 1998. Representatives of Arthur Andersen LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

EXPENSES OF SOLICITATION

       All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $12,500 for assistance by Georgeson & Company Inc. in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

       The Board of Directors of the Company is not aware of any matter which is to be presented for action at the meeting other than the matters described in this proxy statement. Should any other matters requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect to any such other matter in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

       Shareholder proposals intended to be presented at the Company's 1999 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 2999, Tacoma, WA 98477-2999, attention of the Secretary, on or before November 9, 1998.

       The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. To be brought before an annual meeting by a shareholder, business must be of a nature that is appropriate for consideration at an annual meeting and must be properly brought before the meeting. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting
     (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business,
     (y) the name, class or series and number of shares of the Company which are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 1998 annual meeting of shareholders was made in the enclosure with the dividend which was mailed to shareholders in December, 1997. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 1998 annual meeting is April 20, 1999.

     For the Board of Directors

     SANDY D. McDADE
     Secretary
     Federal Way, Washington,
     March 9, 1998

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing to Investor Relations, Weyerhaeuser Company, CH 1K35C, P.O. Box 2999, Tacoma, Washington 98477-2999.

                                   EXHIBIT A


                                  WEYERHAEUSER
                                    COMPANY
                                 1998 LONG-TERM
                          INCENTIVE COMPENSATION PLAN

                               TABLE OF CONTENTS

ARTICLE I. GENERAL.........................................................  A-4
  1.1Name of Plan..........................................................  A-4
  1.2Purposes..............................................................  A-4
  1.3Effective Date........................................................  A-4
  1.4Number of Shares......................................................  A-4
    1.4.1 Authorized Number of Shares......................................  A-4
    1.4.2 Reuse of Shares..................................................  A-4
    1.4.3 Adjustment of Shares.............................................  A-4
  1.5Administration........................................................  A-5
    1.5.1 Administration and Interpretation by the Committee...............  A-5
    1.5.2 Delegation.......................................................  A-5
    1.5.3 Interpretation; Change of Control Adjustments....................  A-5
    1.5.4 Jurisdictions Outside the United States..........................  A-5
ARTICLE II. DEFINITIONS....................................................  A-6
ARTICLE III. STOCK OPTIONS; STOCK APPRECIATION RIGHTS......................  A-7
  3.1Types of Stock Options................................................  A-7
    3.1.1 Types of Options.................................................  A-7
    3.1.2 Stock Appreciation Rights........................................  A-7
    3.1.3 Exercise/Sell Election...........................................  A-8
  3.2Option Price..........................................................  A-8
  3.3Maximum Annual Award of Shares........................................  A-8
  3.4Vesting; Exercise Upon Termination of Employment......................  A-8
    3.4.1 Initial Vesting Period...........................................  A-8
    3.4.2 Term of Options and Stock Appreciation Rights....................  A-8
    3.4.3 Exercise by Personal Representative..............................  A-9
    3.4.4 Exercises of Options and Rights..................................  A-9
    3.4.5 Post-Termination Exercises.......................................  A-9
  3.5Payment for Shares....................................................  A-9
    3.5.1 Form of Payment..................................................  A-9
  3.6Acquired Company Awards...............................................  A-9
ARTICLE IV. STOCK AWARDS................................................... A-10
  4.1Committee Authority................................................... A-10
  4.2Issuance of Shares.................................................... A-10
  4.3Waiver of Restrictions................................................ A-10
  4.4Maximum Annual Stock Awards........................................... A-10
ARTICLE V. PERFORMANCE SHARE AWARDS........................................ A-10
  5.1Performance Share Awards Authority.................................... A-10
  5.2Payout Upon Termination............................................... A-11
  5.3Maximum Amount of Performance Share Awards............................ A-11
ARTICLE VI. GENERAL........................................................ A-11
  6.1Amendment and Termination of Plan..................................... A-11
  6.2Continued Employment; Rights in Options and Awards.................... A-11
  6.3Other Compensation Plans.............................................. A-11
  6.4Certificates for Shares; Registration................................. A-11
  6.5No Rights as Shareholder.............................................. A-11
  6.6No Assignment or Transfer of Interests................................ A-11

  6.7Compliance with Laws and Regulations.................................. A-12
  6.8Withholding of Taxes.................................................. A-12
  6.9No Trust or Fund...................................................... A-12
  6.10Governing Law........................................................ A-12
  6.11Severability......................................................... A-12

                              WEYERHAEUSER COMPANY
                   1998 LONG-TERM INCENTIVE COMPENSATION PLAN

                               ARTICLE I. GENERAL

       1.1 Name of Plan. The name of the plan set forth herein is the "Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan," herein called the "Plan."

       1.2 Purposes. The purposes of the Plan are to enhance the long-term profitability and shareholder value of Weyerhaeuser Company by offering stock-based incentives to those employees of the Company and Subsidiaries who are key to the growth and success of Weyerhaeuser, to attract and retain executives with experience and ability on a basis competitive with industry practices, and to motivate executives to focus on strategies that will increase stock price over time.

       1.3 Effective Date. The effective date of the Plan is the date on which it is approved by the shareholders of the Company at the annual meeting of shareholders on April 21, 1998 or any adjournment thereof. The Plan shall have no fixed expiration date.

       1.4 Number of Shares

         1.4.1 Authorized Number of Shares. The number of Shares that may be issued under the Plan shall not exceed nine million eight hundred thousand (9,800,000). Shares issued pursuant to the Plan will be authorized and unissued Shares which may include Shares which from time to time have been reacquired by the Company.

         1.4.2 Reuse of Shares. To the extent that (a) any Stock Option or Stock Appreciation Right expires, or is terminated, canceled or surrendered, without being exercised; (b) Shares are not issued upon exercise of any Stock Appreciation Right; (c) the underlying Shares are not issued because the Award is forfeited, terminated, surrendered or canceled; or (d) Shares are not issued pursuant to any Performance Share Award, then Shares underlying or subject to such Stock Option, Stock Appreciation Right or Award shall again be available for issuance in connection with future grants of Stock Options, Stock Appreciation Rights and Awards under the Plan.

         1.4.3 Adjustment of Shares. In the event that at any time or from time to time a stock dividend, stock split, recapitalization, merger, consolidation, or other change in capitalization of the Company, or a sale by the Company of all or part of its assets, or any distribution to shareholders other than a cash dividend, results in (a) the outstanding Shares, or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of Shares of the Company, then:

             (i)the limitation to 9,800,000 Shares set forth in Section 1.4.1 of Article I;

             (ii)the number and class of Shares that may be made subject to Stock Options, Stock Appreciation Rights and Awards;

             (iii)the Option Price of unexercised Stock Options and Stock Appreciation Rights; and

             (iv)Share values or prices used for calculation purposes

     shall in each case be equitably adjusted as determined by the Committee in its sole discretion.

       1.5 Administration

         1.5.1 Administration and Interpretation by the Committee. The Plan shall be administered by the Committee. The Board shall consider in selecting members of the Committee, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and
     (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Committee shall have exclusive authority to designate the employees of the Company and Subsidiaries who are eligible to participate in the Plan as Participants. The Committee shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the administration of the Plan, including rules and regulations relating to the manner of exercise and settlement of Stock Options and Stock Appreciation Rights, issuance and custody of Restricted Stock and the manner of settlement of Performance Share Awards. The Committee's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected.

         1.5.2 Delegation. The Board or the Committee may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to a different committee or committees appointed by the Board consisting of two or more members of the Board, subject to such limitations as the Board or the Committee deems appropriate. The Committee may delegate administrative duties to such of the officers of the Company as it so determines.

         1.5.3 Interpretation; Change of Control Adjustments. Without limiting the preceding Section 1.5.1, and notwithstanding any other provisions of the Plan, the Committee is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Stock Options, Stock Appreciation Rights and Awards in the event of: (a) a merger of the Company with, consolidation of the Company into, or the acquisition of the Company by, another corporation, (b) a sale or transfer of all or substantially all of the assets of the Company to another corporation or any other person or entity, (c) a tender or exchange offer for Shares made by any corporation, person or entity (other than the Company), or (d) other reorganization as a result of which the Company is not likely to continue as an independent, publicly-owned corporation. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions, or duration of, or restrictions on, Stock Options, Stock Appreciation Rights and Awards so as to provide for earlier, later, extended or additional times for exercise, payments or settlement or lifting of restrictions, differing methods for calculating payments or settlements and other modifications, and the Committee may take such actions by adopting rules and regulations applicable to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such actions before or after making the grants of Stock Options, Stock Appreciation Rights or Stock Awards to which the action relates and before or after any public announcement with respect to such merger, consolidation, acquisition, sale or transfer of assets, tender or exchange offer or other reorganization that is the reason for such action.

         1.5.4 Jurisdictions Outside the United States. The Committee shall have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

                            ARTICLE II. DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

       2.1 "Award" means any award or grant of Shares under Section 4 of
     Article IV and any award or grant of Performance Shares under Section 5 of Article V.

       2.2 "Board" means the Board of Directors of the Company.

       2.3 "Code" means the Internal Revenue Code as amended from time to time.

       2.4 "Committee" means the Compensation Committee of the Board of Directors of the Company.

       2.5 "Company" means Weyerhaeuser Company, a Washington corporation.

       2.6 "Disability" means "disability" as that term is defined for purposes of the Company's Retirement Plan for Salaried Employees.

       2.7 "Early Retirement" means retirement pursuant to the Company's Retirement Plan for Salaried Employees on a date prior to the individual's normal retirement date.

       2.8 "Exchange Act" means the Securities Act of 1934 as amended from time to time.

       2.9 "Exercise/Sell Election" means the election set forth in Section
     3.1.3 of Article III.

       2.10 "Fair Market Value" means the arithmetic average of the highest and lowest sales prices per Share on a day as reported on the consolidated transaction reporting system for New York Stock Exchange issues for the day.

       2.11 "Grant Date" means the date designated in a resolution of the Committee as the date the Stock Option, Stock Appreciation Right or Award is granted, which date shall not be earlier than the date the Committee completed the act of adoption of the resolution. If the Committee does not designate a Grant Date in the resolution, the Grant Date shall be the date the Committee completed the act of adoption of the resolution.

       2.12 "Holder" means the Participant to whom is granted a Stock Option, Stock Appreciation Right or Award, or the personal representative of the Holder who has died.

       2.13 "Incentive Stock Option" means an option to purchase Shares granted under Article III of the Plan with the intention that it qualify as an "incentive stock option" as that term is defined in
     Section 422 of the Code.

       2.14 "Non-Qualified Stock Option" means an option to purchase Shares granted under Article III of the Plan other than an Incentive Stock Option.

       2.15 "Option Price" means the purchase price of Shares, as prescribed by the Committee, in respect to any Stock Option or Stock Appreciation Right.

       2.16 "Participant" means an individual who is a Holder of Stock Options, Stock Appreciation Rights and/or Awards or, as the context may require, any employee of the Company or a Subsidiary who has been designated by the Committee as eligible to participate in the Plan.

       2.17 "Performance Measures" means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

       2.18 "Performance Share" means a unit of value, equal on the Grant Date to the Fair Market Value of a Share on such Date or such greater value as the Committee shall prescribe, used to calculate the total value of a Performance Share Award.

       2.19 "Performance Share Award" means an award granted under Article V of the Plan the payout of which is subject to achievement through a performance period of performance goals prescribed by the Committee.

       2.20 "Restricted Stock Award" means an Award of Shares granted under
     Article IV of the Plan the rights of ownership of which are subject to restrictions prescribed by the Committee.

       2.21 "Retirement" means retirement as of the individual's normal retirement date under the Company's Retirement Plan for Salaried Employees.

       2.22 "Shares" means the common shares (par value $1.25 per share) of the Company.

       2.23 "Stock Appreciation Right" means a right, granted under Section
     3.1.2 of Article III, to surrender to the Company all or a portion of the related Stock Option, if any, and to receive an amount (in Shares or cash or any combination of Shares and cash, as the Committee shall determine) equal to the excess of the Fair Market Value per Share for the date the Stock Appreciation Right is exercised over the Option Price per Share.

       2.24 "Stock Option" or "Option" means the right to purchase Shares granted under Section 3.1.1 of Article III of the Plan.

       2.25 "Subsidiary" means a corporation the voting share ownership of which, by the Company or another Subsidiary, is sufficient for the election of a majority of the directors of the corporation.

             ARTICLE III. STOCK OPTIONS; STOCK APPRECIATION RIGHTS

          3.1 Types of Stock Options

         3.1.1 Types of Options. The Committee is authorized to grant Stock Options to Participants either alone or wholly or partially in connection with Stock Appreciation Rights, for such number of Shares and at such Option Price, and exercisable in such installments over such periods of time and subject to such vesting provisions, as the Committee shall determine. The Committee shall designate each Option issued hereunder as an "Incentive Stock Option" or a "Non-Qualified Stock Option." To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

         3.1.2 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, either alone or wholly or partly in conjunction with Stock Options, for such numbers of Shares and at such Option Prices as the Committee shall determine. Upon exercise of a Stock Appreciation Right, the Holder shall be entitled to receive Shares having value equivalent to 50% of the difference per Share between the Fair Market Value and the

     Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, and cash equivalent to 50% of the difference per Share between the Fair Market Value and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, provided that the Committee shall have the sole discretion to determine in any case or cases such other form in which payment will be made, i.e. all cash, all Shares, or any combination thereof. If the Holder is to receive Shares upon exercise of a Stock Appreciation Right, the number of Shares so determined is not a whole number, such number shall be reduced to the next lower number and there shall be paid to the Holder in cash an amount equal to the product of multiplying the remaining fractional share by the Fair Market Value of one share on the exercise date.

         3.1.3 Exercise/Sell Election. Holders of Stock Options not granted in conjunction with Stock Appreciation Rights shall have, at each time of exercise of such an Option, the right to elect to exercise such Option by causing a cash payment of the Option Price to be made to the Company and simultaneously having such number of such Shares, as is determined by the Secretary of the Company, sold through a Company-designated registered broker in an open market transaction without cost of sale to the Holder, such "exercise/sell election" to be effected in accordance with procedures and documentation established by the Secretary of the Company. The Holder of such Exercise/Sell election shall have the right to elect either to: (A) have the number of Shares to be sold approximate the number of Shares that upon sale on the exercise date would be required to yield cash proceeds equivalent to the sum of (i) the total Option Price for the Shares as to which the option is exercised and (ii) 50% of the difference between (x) the total Fair Market Value on the exercise date of the Shares as to which the option is exercised; and (y) the total Option Price for the Shares as to which the option is exercised; or (B) have the number of Shares sold be the number of shares as to which the option is exercised. The Holder of the Stock Option with the Exercise/Sell Election electing under (A) above shall be entitled to receive (i) the proceeds of sale of the Shares to be sold remaining after payment to the Company of the Option Price and the applicable tax withholding; and (ii) the number of Shares remaining after the sale of Shares as provided above. The Holder of the Stock Option with the Exercise/Sell Election electing under (B) above shall be entitled to receive the proceeds of the sale of the Shares to be sold remaining after payment to the Company of the Option Price and the applicable tax withholding.

         3.2 Option Price. The Option Price of the Shares subject to any Stock Option or Stock Appreciation Right shall be determined by the Committee, but shall in no instance be less than the Fair Market Value on the Grant Date.

         3.3 Maximum Annual Award of Shares. The maximum number of shares that may be awarded to any Participant in any year as Stock Options or Stock Appreciation Rights is 200,000, except that in one year up to 400,000 shares may be awarded to a Participant after such Participant becomes Chief Executive Officer of the Company.

       3.4 Vesting; Exercise Upon Termination of Employment

         3.4.1 Initial Vesting Period. Each Stock Option and Stock Appreciation Right shall become initially exercisable only after one year (or such longer period as may be determined by the Committee) of continuous employment of the Holder by the Company and/or one or more Subsidiaries after the Grant Date, provided, that if the Holder shall die prior to completion of such year of continuous employment, each Stock Option and Stock Appreciation Right held by such Holder may nevertheless be exercised in accordance with this Section 3.

         3.4.2 Term of Options and Stock Appreciation Rights. Except as otherwise provided in this Section 3, each Stock Option and Stock Appreciation Right shall by its terms expire at such time as the Committee may determine in granting it, but not later than ten years from the date the Option or Right is granted.

         3.4.3 Exercise by Personal Representative. Any Stock Option or Stock Appreciation Right exercisable at the time of death of the Holder may be exercised by the personal representative of the Holder entitled thereto at any time or from time to time within two years after the date of death, but in no event later than ten years (or such shorter period as determined under Section 3.4.2) from the Grant Date.

         3.4.4 Exercises of Options and Rights. Each Stock Option and Stock Appreciation Right shall be exercisable by the Holder from time to time for the full amount or for any part thereof, but no such Option or Right shall be exercised in part more frequently than once in any period of ten business days.

         3.4.5 Post-Termination Exercises. In case of termination of employment of the Holder other than by reason of death, any Stock Option or Stock Appreciation Right of the Holder shall be exercisable only: (i) within three years if the termination of the Holder's employment is coincident with Retirement or Early Retirement or is as a result of position elimination, or (ii) within three months after the date the Holder ceases to be an employee of the Company or a Subsidiary if termination of the Holder's employment is for any reason other than Retirement, Early Retirement or position elimination, but in no event later than ten years (or such shorter period determined under Section 3.4.2) from the Grant Date. Neither transfer of employment between or among the Company and Subsidiaries, or a leave of absence approved in accordance with Company procedures, shall be considered termination of employment.

       3.5 Payment for Shares

         3.5.1 Form of Payment. Upon exercise of a Stock Option not involving exercise of a related Stock Appreciation Right, in whole or in part, the Option Price for Shares to which the exercise relates shall be paid in cash (including payment in accordance with Section 3.1.3) or, unless otherwise designated by the Committee at the time the Stock Option is granted, paid for with Shares already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) in the manner designated by the Secretary of the Company, valued at their Fair Market Value on the exercise date, and no Shares shall be issued until such payment in full has been made. The Holder shall have none of the rights of a shareholder with respect to Shares subject to a Stock Option or Stock Appreciation Right unless and until the Shares are issued to the Holder.

       3.6 Acquired Company Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Stock Options, Stock Appreciation Rights and/or Awards under this Plan in substitution for equity or equity-based awards issued under other plans, or assume under this Plan equity or equity-based awards issued under other plans, if the other plans are or were plans of other corporations ("acquired corporations") (or the parent of the acquired corporation) and the new Option, Right or Award is substituted, or the old award is assumed, by reason of a corporate merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction") within the meaning of Section 424(a) of the Code and provided that the requirements of Code Sections 424(a)(1) and (2) are complied with. In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board of Directors and said Agreement sets forth the terms and conditions of the substitution for or assumption of outstanding equity or equity-based awards of the acquired corporation, said terms and conditions shall be deemed to be the action of the Committee hereunder without any further action by the Committee and the persons holding such awards shall be deemed to be Participants and Holders; provided that the Committee may take any further action with respect to such awards as may be necessary in connection with Section 162(m) of the Code or Rule 16b-3 under the Exchange Act.

                            ARTICLE IV. STOCK AWARDS

       4.1 Committee Authority. The Committee is authorized to make awards of Shares of the Company subject to Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. Performance periods shall not be shorter than one year. Other terms, conditions and restrictions of such awards shall be set forth in an agreement or agreements between the Company and the recipient of the Award. The terms, conditions and restrictions which the Committee shall have the power to determine shall include the manner in which Shares subject to Restricted Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock Share Awards and Shares subject to Restricted Stock Awards shall occur by reason of termination of employment of the Holder.

       4.2 Issuance of Shares. Upon the satisfaction of the terms, conditions and restrictions prescribed in respect to a Restricted Stock Award, or upon the Holder's release from the terms, conditions and restrictions of a Restricted Stock Award, as determined by the Committee, the Company shall deliver, as soon as practicable, to the Holder, or in the case of the Holder's death, to the personal representative of the Holder or as the appropriate court directs, a stock certificate for the appropriate number of Shares.

       4.3 Waiver of Restrictions. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions of any Stock Award under circumstances (including the death, Disability, Retirement or Early Retirement of the Holder, or material change in the Holder's circumstances arising after the date of the Award), and subject to such terms and conditions (including forfeiture of the Shares) as the Committee shall deem appropriate.

       4.4 Maximum Annual Stock Awards. The maximum number of shares that may be awarded to any participant each year as Stock Awards is 50,000, except that one award of up to 100,000 shares may be made to a Participant after such Participant becomes the Chief Executive Officer of the Company.

                      ARTICLE V. PERFORMANCE SHARE AWARDS

       5.1 Performance Share Awards Authority. The Committee is authorized to grant Performance Share Awards to Participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. In addition, the Committee is authorized to determine: (a) the length of performance periods except that no performance period may be shorter than one year, (b) the amount and frequency of grants of Performance Share Awards, both independently and in relation to grants of Stock Options and other Awards, and (c) the form of payment of Awards, which may be in cash, shares, Options, Rights or Awards or any combination of cash, Shares, Options, Rights and Awards. The Committee may not adjust performance goals and performance periods established for any Award if such adjustment would increase the amount of the Award.

       5.2 Payout Upon Termination. In the event a Holder's employment by the Company or a Subsidiary terminates during the performance period of a Performance Share Award, payout shall be as follows:

            (a) If the termination of employment is the result of discharge for cause or resignation, or Early Retirement prior to age 62 at the request of the Holder, the Award shall be forfeited in full.

            (b) If the termination is the result of Retirement, death, Disability, position elimination, or Early Retirement at the request of the Company, payout shall be made at the end of the applicable performance period and prorated for service during the performance period.

       5.3 Maximum Amount of Performance Share Awards. The maximum amount that may be paid to any Participant in any year with respect to Performance Share Awards is $2,000,000.

                              ARTICLE VI. GENERAL

       6.1 Amendment and Termination of Plan. The Board or the Committee may from time to time amend, modify, or otherwise alter the Plan or any provision thereof, or discontinue or terminate the Plan; but no amendment or discontinuance of the Plan shall, without the written consent of the Holder, adversely affect the Holder's Stock Option, Stock Appreciation Right or Award.

       6.2 Continued Employment; Rights in Options and Awards. Neither the Plan, participation in the Plan as a Participant, or any action of the Committee taken under the Plan shall be construed as giving any Participant or employee of the Company or a Subsidiary any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or a Subsidiary to terminate the employment of the Participant or employee.

       6.3 Other Compensation Plans. Neither the adoption of the Plan nor anything contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing other or additional compensation arrangements, or discontinuing or terminating such arrangements, and such other arrangements may be either generally applicable or applicable only in specific cases.

       6.4 Certificates for Shares; Registration. The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, or register or qualify under state securities laws, any Shares, security or interest in a security paid or issued under, or created by the Plan. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop transfer instructions as counsel for the Company deem necessary or desirable for compliance by the Company with federal and state securities laws.

       6.5 No Rights as Shareholder. No Stock Option, Stock Appreciation Right or Award shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are the subject of the Option, Right or Award, free of all applicable restrictions.

       6.6 No Assignment or Transfer of Interests. No Stock Option, Stock Appreciation Right or Award shall be assignable or otherwise transferable by the Holder except as provided for herein in the case of death of the Holder. If a Holder makes an assignment or transfer in violation of this Section, any obligation of the Company with respect to such Option, Right or Award shall thereupon terminate.

       6.7 Compliance with Laws and Regulations. In interpreting and applying the provisions of the Plan, any Stock Option granted as an Incentive Stock Option pursuant to the Plan shall to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

       6.8 Withholding of Taxes. The Company may require the Holder to pay to the Company the amount of any withholding taxes which the Company is required to withhold with respect to the grant, exercise, payment or settlement of any Stock Option, Stock Appreciation Right or Award. In such instances, the Committee may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash or by electing to have the Company withhold Shares, or to transfer Shares to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation.

       6.9 No Trust or Fund. The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

       6.10 Governing Law. The Plan and all interpretations of its provisions shall be governed by the laws of the State of Washington and applicable Federal laws.

       6.11 Severability. If any provision of the Plan or any Stock Option, Stock Appreciation Right or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option, Right or Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, Right or Award, such provision shall be stricken as to such jurisdiction, person or Option, Right or Award, and the remainder of the Plan and any such Option, Right or award shall remain in full force and effect.

              This proxy statement was printed on Weyerhaeuser
              Cougar Opaque 40-pound. The entire report can be recycled. Thank you for recycling.

                                [RECYCLE LOGO]

                        [MAP OF DIRECTIONS TO MEETING]

                                             TO REACH CORPORATE HEADQUARTERS

                                          FROM SEATTLE: Drive south on
                                          Interstate 5, approximately 24 miles
                                          from city center, following
                                          "Tacoma/Portland" signs. Go 1/10
                                          mile past Exit 142-B to Exit 142-A.
                                          Turn right onto exit ramp and
                                          continue to S. 348th. Follow the
                                          right-hand lane to Weyerhaeuser Way
                                          South. Turn left (north), cross the
                                          overpass, and follow the directional
                                          signs to the parking area entrance.

                                          FROM SEATTLE: Approximately 24 miles
                                          south from city center on Interstate
                                          5, following Tacoma/ Portland signs,
                                          exit at Exit 143 (Federal Way--
                                          S. 320th St.). Drive left across the
                                          overpass and turn right onto
                                          Weyerhaeuser Way South. Continue to
                                          the "Y" in the road, following the
                                          road to the left, and follow
                                          directional signs to the east entry
                                          parking area.

                                          FROM TACOMA: Drive north on
                                          Interstate 5, approximately 8 miles
                                          from city center to exit marked
                                          "Auburn-North Bend." Stay in the
                                          far-right lane. This is the freeway
                                          exit to Weyerhaeuser Way South.
                                          Follow the right-hand lane to
                                          Weyerhaeuser Way South, turn left
                                          (north), cross the overpass, and
                                          follow the directional signs to the
                                          parking entrance.

                        [LOGO OF WEYERHAEUSER COMPANY]

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 21, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, William D. Ruckelshaus and George H. Weyerhaeuser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 21, 1998 at 9:00 a.m., and all adjournments thereof. Shares not held in Plan accounts will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendation of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Canada Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

                    TO BE SIGNED AND DATED ON REVERSE SIDE

--------------------------------------------------------------------------------

                           . FOLD AND DETACH HERE .

                                                                Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND "FOR"
                                    ITEM 2

ITEM 1 - Election as Directors of the following nominees identified in the Proxy
         Statement:

         Philip M. Hawley
         Steven R. Rogel
         William D. Ruckelshaus
         Richard H. Sinkfield
         James N. Sullivan

                      FOR     WITHHOLD AUTHORITY TO VOTE
                      [_]                [_]

(INSTRUCTION: To withhold authority to vote for any of the foregoing individuals, write the name(s) on the following line.)


--------------------------------------------------------------------------------

ITEM 2 - Approve the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan.

                          FOR     AGAINST     ABSTAIN
                           [_]       [_]         [_]



                                       In their discretion to vote upon other
                                       matters that may properly come before the meeting.

                                       Dated:                             , 1998
                                              ----------------------------

                                       -----------------------------------------
                                       Signature

                                       -----------------------------------------
                                       Signature

                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give your full title. If shares
                                       are held jointly, each holder should
                                       sign.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .



                        [LOGO OF WEYERHAEUSER COMPANY]

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.